Exhibit 99.1

Staffing 360 Solutions Announces Special Meeting of Stockholders

Company Announces Details of its Recently Filed Definitive Proxy Statement and Special Meeting of Stockholders to Be Held on June 15, 2017

New York, NY – April 27, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing an international buy-and-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, announced today the details of its upcoming Special Meeting of Stockholders – more fully described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission earlier this morning – which will be held at 641 Lexington Ave, 27th Floor, New York, NY 10022, at 10:00 am Eastern Time on June 15, 2017.

The purpose of the Special Meeting is to vote on the proposed change in the Company’s domicile from Nevada to Delaware, as well as three new proposals relating to Jackson Investment Group, which have been approved by the Company’s board of directors and are now pending consideration by the Company’s shareholders.

“As mentioned in my Chairman’s Letter we had a very successful Annual Shareholder Meeting, which allowed us to complete various initiatives including over $9 million in subsequent financings,” stated Brendan Flood, Executive Chairman at Staffing 360 Solutions.  “Our Special Meeting will now allow us to change our domicile from Nevada to Delaware, which is expected to provide the Company with more business-friendly laws and other benefits.  We are also excited about the three proposals relating to Jackson Investment Group as they will allow our Company to seek additional financings under Nasdaq listing rules, as we continue to grow our business and close additional M&A opportunities.”

Staffing 360 Solutions’ board of directors anticipates the proposed change in domicile from Nevada to Delaware would provide the following benefits:

•	In contrast to Nevada, Delaware is the most popular jurisdiction in the United States, with over 50% of publicly traded US corporations and 60% of the Fortune 500 firms incorporated in the state;
•	Because of its prevalence, most major law firms have Delaware expertise in-house, so the Company can save time and legal expense;
•	Delaware has a long history of business-friendly laws that are modern and flexible;
•	Delaware has a well-developed and predictable body of corporate law, which helps companies avoid the unknown;
•	Institutional investors often prefer to invest in Delaware corporations, since the laws are familiar to them.

As mentioned above, in addition to the change to Delaware, the definitive proxy statement also includes three proposals relating to Jackson Investment Group and the potential to own more than 20% of the Company’s common stock, which management believes will be beneficial for the Company as we continue to grow and secure additional financings in 2017.  In particular, the remaining three proposals are as follows:

•	To potentially issue Common Stock pursuant to the Jackson Warrant Agreement, the Notes and the April Purchase Agreement in accordance with Nasdaq rule 5635(b).
•	To potentially issue Common Stock pursuant to the April Purchase Agreement with Jackson in accordance with Nasdaq rule 5635(d).
•

To authorize the Company to issue up to 600,000 shares of common stock or convertible securities in one or more future transactions for aggregate consideration of not more than $2,000,000 in accordance with Nasdaq rule 5635(d).

Please refer to the definitive proxy statement for the full details behind each proposal. As per the definitive proxy statement, all shareholders of record and beneficial owners as of the Company’s record date, which was set to coincide with the close of business on April 18, 2017, will be entitled to vote at the Special Meeting of Stockholders.

Depending on whether an investor is a shareholder of record, or their shares are beneficially owned through a bank or broker in “street name,” each shareholder will either receive a physical package in the mail over the next several days, or separate instructions will be sent from their bank or broker, according to their practice. Proxy materials in each package will include the Proxy Statement and Proxy Voting Card. Each shareholder may also review these materials by visiting www.proxyvote.com and entering the control number found on the Proxy Voting Card.

Similar to the Company’s recent Annual Shareholder Meeting, the Company has engaged Broadridge for printing and vote processing, as well as Morrow Sodali to solicit proxies on behalf of the board of directors.  If you have any questions about accessing materials or voting, please call 1-800-690-6903.  For more information about the Special Meeting of Stockholders and to vote online, please have your control number ready and visit: www.proxyvote.com.

“We encourage every shareholder to vote,” concluded Mr. Flood.  “Especially for those that may have missed the vote for the Annual Meeting, it is imperative to read the Proxy Statement and vote via mail, telephone or online as soon as possible so we have the necessary quorum for the Special Meeting.”

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and the United Kingdom.  The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space.  For more information, please visit: www.staffing360solutions.com.

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. These statements may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $300 million, due to  the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional target acquisitions, to successfully integrate any newly acquired companies, to organically grow its business, to successfully defend any potential future litigation, changes in local or national economic conditions, the Company’s ability to comply with its contractual covenants, including in respect of its debt,  as well as various additional risks, many of which are unknown at this time and generally out of the Company’s control, and which are detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Additional Information for Stockholders

In connection with our proposed change in domicile from Nevada to Delaware, the issuance of shares to Jackson Investment Group and the potential future issuance of shares in an equity offering, Staffing 360 Solutions, Inc. has filed a definitive proxy statement and other materials with the SEC. In addition, we may also file other relevant documents with the SEC regarding these proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the proxy statement(s) and other documents filed with the SEC by Staffing 360 Solutions, Inc., at our website, www.staffing360solutions.com, or at the SEC’s website, www.sec.gov.  The proxy statement(s) and other relevant documents may also be obtained for free from Staffing 360 Solutions, Inc. by writing to Staffing 360 Solutions, Inc., 641 Lexington Avenue, 27th Floor, New York, NY 10022 Attention: Investor Relations.

Participants in the Solicitation

Staffing 360 Solutions, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the matters discussed above. Information about our directors and executive officers is set forth in our transition report on Form 10-K/T for the transition period ended December 31, 2016, which was filed with the SEC on April 12, 2017. This document can be obtained free of charge from the sources indicated above. Information regarding the ownership of our directors and executive officers in our shares of common stock, restricted stock and options is included in our SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

+1.646.507.5712

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

+1.646.507.5711

info@staffing360solutions.com